CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$500,000,000	$57,300

PROSPECTUS Dated December 1, 2011	Pricing Supplement Number: 5265 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated December 1, 2011	Dated January 30, 2012 Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	January 30, 2012
Settlement Date (Original Issue Date):	February 2, 2012
Maturity Date:	March 15, 2017
Principal Amount:	US $500,000,000
Price to Public (Issue Price):	99.807%
Agents Commission:	0.325%
All-in Price:	99.482%
Net Proceeds to Issuer:	US $497,410,000
Treasury Benchmark:	0.875% due January 31, 2017
Treasury Yield:	0.730%
Spread to Treasury Benchmark:	Plus 1.76%
Reoffer Yield:	2.490%
Interest Rate Per Annum:	2.450%
Interest Payment Dates:	Semi-annually on the 15th day of each March and September, commencing September 15, 2012 and ending on the Maturity Date
Day Count Convention:	30/360, Following Unadjusted
Business Day Convention:	New York

Filed Pursuant to Rule 424(b)(3)
Dated January 30, 2012
Registration Statement No. 333-178262

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G5S9
ISIN:	US36962G5S91

Plan of Distribution:

The Notes are being purchased by the underwriter listed below, as principal, at 99.807% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Citigroup Global Markets Inc.	$500,000,000
Total	$500,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as

Filed Pursuant to Rule 424(b)(3)
Dated January 30, 2012
Registration Statement No. 333-178262

of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.